PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	JUNE 10, 2011
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON

TEL. NO. (212) 582-0900

Harris & Harris Group Notes Kovio Financing

Harris & Harris Group, Inc. (NASDAQ: TINY) noted today that Kovio, Inc., has raised $15 million in a new equity financing led by Tyco Retail Solutions, a unit of Tyco International.   The funding will enable Kovio and Tyco Retail Solutions to deliver solutions that take advantage of the emerging infrastructure of Near Field Communication (NFC)-enabled devices and printed silicon capabilities as the market opportunity for mobile interactive platforms evolves.

Harris & Harris Group participated in the Series B' preferred stock financing with an $892,315 investment.  This investment brings Harris & Harris Group's total investment at cost in Kovio to $6,461,533.  Other current investors, Kleiner Perkins Caufield & Byers, DAG Ventures, Northgate Capital, Flagship Ventures and Pangaea Ventures, also participated in the round.

Kovio is developing a new category of semiconductor products using printed silicon electronics and thin-film technology.  Kovio's approach delivers a unique and compelling value proposition in multiple industries, including retail, healthcare, consumer electronics, transportation, manufacturing and energy.  For more information on Kovio or to view its press release, please visit http://www.kovio.com.

Harris & Harris Group is an investor in privately held Kovio, Inc.

Harris & Harris Group is a publicly traded venture capital company that invests in nanotechnology and microsystems.  Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The references to the websites www.HHVC.com and www.kovio.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.  Harris & Harris Group is not responsible for the content of third party websites.